EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the POZEN Inc. 2010 Omnibus Equity Compensation Plan of POZEN Inc. of our reports dated March 9, 2010, with respect to the financial statements of POZEN Inc. and the effectiveness of internal control over financial reporting of POZEN Inc. included in its Annual Report  (Form 10-K) for the fiscal year ending December 31, 2009, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Raleigh, North Carolina
November 17, 2010